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Exhibit (n)(4)

February 28, 2013

New Mountain Finance Holdings, L.L.C.
New Mountain Finance Corporation
New Mountain Finance AIV Holdings Corporation

          We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of New Mountain Finance Holdings, L.L.C. for the three and nine month periods ended September 30, 2012 and 2011, and of New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation for the three month periods ended September 30, 2012 and 2011 and the nine month period ended September 30, 2012 and for the period from May 19, 2011 (commencement of operations) to September 30, 2011, and have issued our report dated November 6, 2012. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarter ended September 30, 2012 are being used in this Registration Statement.

          We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

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  Exhibit (n)(4)